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Exhibit 23.7

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-148509 of BreitBurn Energy Partners L.P. of our report dated July 31, 2007 related to the consolidated financial statements of Vulcan Resources Florida, Inc. and subsidiaries as of and for the years ended December 31, 2006 and 2005, included in the Current Report on Form 8-K/A of BreitBurn Energy Partners L.P. filed on August 10, 2007 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Houston, Texas
February 11, 2008

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  Exhibit 23.7